Exhibit 23.6

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors

XPO Logistics, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of XPO Logistics, Inc. of our report dated September 17, 2012, with respect to the combined financial statements of Kelron Corporate Services Inc. and Kelron Distribution Systems (Cleveland) LLC which comprise the combined balance sheets as of March 31, 2012, March 31, 2011 and April 1, 2010, and the combined statements of operations, retained earnings and cash flows for the years ended March 31, 2012 and March 31, 2011, which report appears in this Amendment No. 1 to Current Report on Form 8-K/A of XPO Logistics, Inc. dated January 27, 2014.

/s/ Zeifmans LLP
January 27, 2014	Chartered Accountants
Toronto, Ontario	Licensed Public Accountants